Exhibit 5.1

Squire Patton Boggs (US) LLP 1230 Peachtree Street, NE Suite 1700 Atlanta, Georgia 30309

O	+1 678 272 3200
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squirepattonboggs.com

February 15, 2022

Old National Bancorp
One Main Street
Evansville, Indiana 47708

Re:  Post-Effective Amendment No. 1 on Form S-8 to Form S-4 Registration Statement

Ladies and Gentlemen:

We have acted as special counsel to Old National Bancorp, an Indiana corporation (the “Company”), in connection with the Post-Effective Amendment No. 1 on Form S-8 to the registration statement on Form S-4 (File No. 333-257536) filed with the Securities and Exchange Commission (the “Commission”) on June 30, 2021, as amended by Amendment No. 1 thereto filed with the Commission on July 23, 2021 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) under the Securities Act of 1933, as amended, relating to the offer and sale of up to 135,123,508 shares (the “Shares”) of common stock, no par value, of the Company (“Common Stock”) issuable upon vesting and settlement, as applicable, of equity awards previously granted under the (i) First Midwest Bancorp, Inc. Nonqualified Retirement Plan, (ii) First Midwest Bancorp, Inc. Amended and Restated Non-Employee Directors Stock Plan, (iii) First Midwest Bancorp, Inc. Amended and Restated 2018 Stock and Incentive Plan, (iv) First Midwest Bancorp, Inc. Omnibus Stock and Incentive Plan, as amended, and (v) First Midwest Bancorp, Inc. Savings and Profit Sharing Plan (collectively, the “Plans”), which were converted into equity awards of the Company in accordance with the terms of an Agreement and Plan of Merger, dated as of May 30, 2021, by and between the Company and First Midwest Bancorp, Inc., a Delaware corporation (the “Merger Agreement”).

In connection with the opinion set forth herein, we have examined and relied on originals or copies, certified or otherwise, identified to our satisfaction, of such documents, corporate records, agreements, certificates, and other instruments and such matters of law, in each case, as we have deemed necessary or appropriate for the purposes of this opinion, including the Registration Statement, the Plans, the Merger Agreement, the Fifth Amended and Restated Certificate of Incorporation of the Company, as amended, and the Amended and Restated By-Laws of the Company, as amended (the “Transaction Documents”).  In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies and the legal capacity of all individuals executing such documents.  As to questions of fact material to this opinion, we have relied, with your approval, upon oral and written representations of the Company and certificates or comparable documents of public officials and of officers and representatives of the Company.  We have also assumed the valid authorization, execution and delivery of each of the Transaction Documents by each party thereto (other than the Company), and we have assumed that each such party (in the case of parties which are not natural persons) has been duly organized and is validly existing and in good standing under its jurisdiction of organization, that each such party has the legal capacity, power and authority to perform its obligations thereunder and that each of the Transaction Documents constitutes the valid and binding obligation of all such parties, enforceable against them in accordance with its terms.  We have further assumed that there will be no material changes in the documents we have examined and that, at all times prior to the issuance of any Shares, the Company will maintain a sufficient number of authorized but unissued shares of Common Stock available for issuance.

Old National Bancorp	/Squire Patton Boggs (US) LLP
February 15, 2022

The Company is an Indiana corporation, and we have not considered, and we express no opinion as to, any law other than the Indiana Business Corporation Law (including the statutory provisions in effect on the date hereof).  We have not considered, and we express no opinion or belief as to matters of the laws of any other jurisdiction or as to any matters arising thereunder or relating thereto.

Based upon the foregoing and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that when the Shares have been issued, offered or sold by the Company in accordance with the terms of the Plans, such Shares will be validly issued, duly authorized, fully paid and nonassessable.

The opinion set forth above is subject to the effects of (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally, (b) general equitable principles (whether considered in a proceeding in equity or at law), and (c) an implied covenant of good faith and fair dealing.  We express no opinion as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof, including, without limitation, the enforceability of the governing law provision contained in the Transaction Documents or in any other agreement.

We consent to the filing of a copy of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, and the rules and regulations thereunder.  This opinion speaks as of its date, and we undertake no (and hereby disclaim any) obligation to update this opinion.

Very truly yours,

/s/ Squire Patton Boggs (US) LLP